EXHIBIT 99.1

Skkynet and Siemens Mobility collaborate on Secure IIoT

Hardware/software combination provides secure access to industrial data, vendor-neutral connectivity, and support for main industrial protocols.

Mississauga, Ontario, September 16, 2019 – Skkynet Cloud Systems, Inc. (“Skkynet” or “the Company”) (OTCQB: SKKY), a global leader in real-time data communication for industrial systems, is pleased to announce a cooperative agreement with Siemens Mobility GmbH to provide a highly secure Industrial IoT hardware and software combination. Siemens Mobility’s Data Capture Unit (DCU) ensures one-way data flow will be connected to industrial and corporate software using Skkynet’s DataHub real-time middleware, allowing secure access to plant data by corporate IT staff and cloud services in real time.

“Through digitalization, Siemens Mobility is providing transportation operators with intelligent infrastructure and this collaboration will expand our ability to bring secure connectivity to critical systems across industrial sectors,” said Andre Rodenbeck, CEO Mobility Management, Siemens Mobility. “We see value for and need within the Industrial IoT market to mitigate the risk of connectivity to the cloud as well as IT Networks.”

“This agreement couples the best features of both products,” said Harry Forbes, Research Director at ARC Advisory Group. “The Skkynet DataHub software has been designed to enable outbound data flow with no changes to corporate firewalls. Together with the Siemens DCU data diode functionality, the combination provides real-time asset data with security from both hardware and software.”

The Data Capture Unit (DCU) from Siemens Mobility is a small, reliable and cost-effective hardware implementation of data diode technology designed for Industrial Internet connectivity. It is designed to eliminate any direct wired (optical or copper) physical connections. This allows the DCU to meet all major cybersecurity regulations for critical infrastructure and to operate in rugged environmental conditions (industrial and transportation). Typically located on the edge of the network, the DCU provides boundary protection for the Operations Technology (OT) network, and a secure bridge when connected to the Information Technology (IT) network.

The DataHub from Skkynet has been extensively tested by Siemens Mobility to act as a secure and easy-to-configure One-Way Gateway (OWG) for the DCU. The DataHub software collects and filters data on the OT side, supporting protocols OPC UA, OPC DA, OPC A&E, and Modbus. The data is then sent via the DCU to a second DataHub on the IT side, which pushes it along by TCP or ODBC to IT applications, or by MQTT to Siemens’ IoT platform MindSphere or other cloud services. The DataHub’s secure-by-design architecture is fully compatible with the DCU’s one-way model, and allows industrial protocols like OPC UA and others to function seamlessly with the DCU.

“This collaboration offers industrial users in all sectors—healthcare, energy, oil & gas, and transportation to name a few—a highly secure and cost-effective Internet gateway,” said Paul Thomas, President of Skkynet. “Equally effective for both new and legacy systems, it allows virtually any company to easily make secure connections to the Industrial IoT.”

Working together, the DCU and DataHub provide a secure OT – IT bridge and vendor-neutral connectivity, supporting main industrial protocols. The DCU ensures the highest safety and security level for the protected assets, while the DataHub enables real-time secure connectivity across a wide range of protocols on both sides of the connection. Both the hardware and software have been proven in the field for many years and are used in thousands of applications in virtually all industrial sectors.

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About Skkynet

Skkynet Cloud Systems, Inc. (OTCQB: SKKY) is a global leader in real-time cloud information systems. The Skkynet Connected Systems platform includes the award-winning SkkyHub™ service, DataHub® middleware, and Embedded Toolkit (ETK) software. The platform enables real-time data connectivity for industrial, embedded, and financial systems, with no programming required. Skkynet’s platform is uniquely positioned for the “Internet of Things” and “Industry 4.0” because unlike the traditional approach for networked systems, SkkyHub is secure-by-design.  For more information, see http://skkynet.com.

Safe Harbor

This news release contains “forward-looking statements” as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. Skkynet assumes no obligation to update the forward-looking statements. Although Skkynet believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors disclosure outlined in Skkynet’s annual report on Form 10-K for the most recent fiscal year, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the U.S. Securities and Exchange Commission.

All statements, information and recommendations in this document and on any provided material are believed to be accurate but are presented without warranty of any kind, expressed or implied. This is solely for informational purposes and Siemens does not warrant or represent that they will satisfy the specific requirements of any project. The information in this document may contain specifications or general descriptions related to technical possibilities of individual products which may not be available in certain cases (e.g. due to product changes). Siemens does not represent that the documents are complete regarding the planning steps that need to be taken for any project, or that they represent customer-specific solutions. They are only intended to provide basic information for typical applications. User waives and releases any rights of recovery against Siemens that it may have related to its use of these documents and agrees that Siemens shall not be liable for any form of loss, damage, claim or expense, irrespective of origin, including negligent acts or omissions, even if Siemens have been advised of the possibility of such damages.

Contact

Skkynet Cloud Systems, Inc.

Paul E. Thomas, President

Tel: (888) 702-7851

Web: http://skkynet.com

Email: ir@skkynet.com

Siemens Mobility GmbH

Kara Evanko, Media Relations

Tel : (202) 285-3072

Email: kara.evanko@siemens.com

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